EXHIBIT 10.38

Summary Description of Named Executive Officer Compensation

Total compensation to the named executive officers (as defined in Securities and Exchange Commissions Regulation S-K Item 402(a)(3)) under the executive compensation program of Community Bancshares, Inc. (the “Company”) is primarily composed of three types of compensation: (1) base salary, (2) annual bonuses, and (3) long-term incentives.

Base Salary

Individual base salaries and increases for the Company’s named executive officers are recommended annually by the Executive Compensation Committee (“Compensation Committee”) to the Company’s Board of Directors, which has final approval of the compensation of each executive officer. The philosophy of the Company is that compensation should be based on individual annual performance and the performance of the Company, and should be competitive with the market. The named executive officers do not participate in the Board of Directors’ review and determination of their compensation or in the Compensation Committee’s review and recommendation of their compensation.

Set forth below are the 2005 base salaries of the following named executive officers of the Company. Base salaries paid in 2004 are also shown for comparison.

Named Executive Officer	2005	2004
Patrick M. Frawley	$325,000	$300,000
Stacey W. Mann	228,000	220,000
William H. Caughran	165,000	155,000
Kerri C. Kinney	150,000	150,000
John W. Brothers	143,750	134,375

Annual Bonuses

The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance. The Compensation Committee approves annual bonus payments to those officers who have made superior contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases. Mr. Frawley $5,124; Mr. Mann $3,757; Mr. Caughran $2,647; Mrs. Kinney $2,562; and Mr. Brothers $2,455.

Short-term annual cash incentive compensation in the form of bonuses is intended to align short-term cash compensation of eligible Company officers with individual performance and Company performance. The Compensation Committee, using recommendations of the Chief Executive Officer, approves annual bonus payments to those officers who have made superior contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases.

Set forth below are the annual cash bonuses paid to the Company’s named executive officers for the year ended December 31, 2004.

Named Executive Officer	2004
Patrick M. Frawley	$5,124
Stacey W. Mann	3,757
William H. Caughran	2,647
Kerri C. Kinney	2,562
John W. Brothers	2,455

Annual cash bonuses for 2005 will be determined in early 2006. The Company expects individual 2005 bonuses to be determined using the same criteria as applied to determine 2004 bonuses.

Long-Term Incentives

The purpose of the long-term incentives is to motivate long-term, strategic thinking among the Company’s executives. The Company grants stock options to certain of its officers as long-term incentives because, among other reasons, the Compensation Committee believes stock options properly align executive pay with stockholders’ interests. The grant of stock options is a common method of incentive compensation for financial institutions and other publicly held companies and allows the Company to be competitive with other employers. The number of options granted to a particular executive officer generally reflects the officer’s position within the Company, the Compensation Committee’s subjective evaluation of the officer’s performance and contribution to the Company, and the Compensation Committee’s analysis of the value of the options awarded (using a standard methodology for valuing options). During 2004, the Company granted options to each of Patrick M. Frawley, Stacey W. Mann, Kerri C. Kinney, William Caughran, John W. Brothers and certain other senior officers of the Company, with an exercise price equal to 100% of the fair market value of the Common Stock on the date that the options were granted, as determined by the Board of Directors.

Set forth below are stock options granted to the Company’s named executive officers for the year ended December 31, 2004.

Named Executive Officer	Securities Underlying Stock Options
Patrick M. Frawley	75,000
Stacey W. Mann	40,000
William H. Caughran	20,000
Kerri C. Kinney	20,000
John W. Brothers	20,000

On January 12, 2005, the following stock options were granted for 2005:

Named Executive Officer	Securities Underlying Stock Options
Patrick M. Frawley	75,000
Stacey W. Mann	40,000
William H. Caughran	20,000
Kerri C. Kinney	5,000
John W. Brothers	20,000